Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2008, relating to the financial statements of CoBiz Financial Inc. and Subsidiaries and the effectiveness of CoBiz Financial Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of CoBiz Financial Inc. and Subsidiaries for the year ended December 31, 2007, (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standard No. 123 (R), Share-Based Payments effective January 1, 2006).

/s/ Deloitte & Touche LLP

Denver, Colorado

July 25, 2008